Exhibit 99.1

Hennessy Advisors, Inc. Announces Third Quarter Earnings Increase 380%

Firm Also Announces Quarterly Dividend

NOVATO, Calif., Aug. 7, 2013 /PRNewswire/ -- Hennessy Advisors, Inc. (OTCBB:HNNA) today reported financial results for the third quarter of fiscal 2013, which show the company's continued momentum in growth of earnings and assets under management. Fully diluted earnings per share were $0.24 for the quarter ended June 30, 2013, an increase of 380% versus earnings of $0.05 per share for the quarter ended June 30, 2012. Fully diluted earnings per share for the nine months ended June 30, 2013 were $0.56 per share, an increase of 367% from $0.12 for the nine months ended June 30, 2012. The increase in earnings is attributable to increased mutual fund assets under management, primarily due to the purchase of mutual fund assets from FBR & Co. in October, 2012. Net purchases in the firm's domestic equity, specialty, balanced and fixed income mutual funds and strong market appreciation also contributed to the increase in assets under management. The increase in average assets under management, the asset levels upon which the firm's fees are earned, increased 341% over the three-month and 286% over the nine-month prior comparable periods, respectively, creating a corresponding rise in revenue, net income and earnings per share.

"We are very pleased with our third quarter results, which were aided by increased investor interest in our products," said Neil Hennessy, President, Chairman and CEO of Hennessy Advisors, Inc. "With the successful integration of the mutual funds from our last acquisition, I believe we are well positioned to continue to serve and retain our shareholders by offering a broad line-up of solidly performing products and to attract new investors by maintaining an aggressive marketing and sales program," he added.

The Board of Directors of Hennessy Advisors, Inc. today also declared a quarterly dividend of $0.03125 per share to be paid on September 15, 2013 to shareholders of record as of August 22, 2013. Based on the Hennessy Advisors, Inc. stock price at the close of business on August 7, 2013 of $8.25 per share, this dividend, when annualized, represents a 1.5% yield.

"The third quarter of our fiscal year was marked by good returns in the overall financial markets, which I feel validates my long-standing belief that we are in a long term, sustainable bull market and economic recovery," noted Mr. Hennessy. "Hennessy Advisors will maintain its strong commitment to the business model of organic growth and strategic asset purchases. We apply a diligent work ethic to that business model in order to generate positive financial results, and that firm-wide focus keeps the shareholders' interest our top priority," he added.

Hennessy Advisors, Inc.

Financial Highlights

Period to Period

	Three Months Ended
Third Quarter	Jun. 30, 2013	Jun. 30, 2012	$ Change	% Change
Total Revenue	$ 6,505,770	$ 1,714,716	$ 4,791,054	279.4%
Net Income	$ 1,369,792	$ 303,183	$ 1,066,609	351.8%
Earnings per share (diluted)	$ 0.24	$ 0.05	$ 0.19	380.0%
Weighted Average number of
shares outstanding (diluted)	5,720,926	5,706,122	14,804	0.3%
Mutual Fund Average Assets
Under Management	$ 3,567,795,425	$ 809,173,084	$ 2,758,622,341	340.9%

	Nine Months Ended
Year-to-date	Jun. 30, 2013	Jun. 30, 2012	$ Change	% Change
Total Revenue	$ 17,155,991	$ 5,160,979	$ 11,995,012	232.4%
Net Income	$ 3,254,960	$ 701,499	$ 2,553,461	364.0%
Earnings per share (diluted)	$ 0.56	$ 0.12	$ 0.44	366.7%
Weighted Average number of
shares outstanding (diluted)	5,794,775	5,750,423	44,352	0.8%
Mutual Fund Average Assets
Under Management	$ 3,081,806,623	$ 798,489,961	$ 2,283,316,662	286.0%

At Period Ending Date	Jun. 30, 2013	Jun. 30, 2012	$ Change	% Change
Mutual Fund Total Assets
Under Management	$ 3,593,673,417	$ 821,406,362	$ 2,772,267,055	337.5%
Retained Earnings	$ 18,458,347	$ 15,658,558	$ 2,799,789	17.9%

About Hennessy Advisors, Inc.

Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, specialty, balanced and fixed income mutual funds. Hennessy Advisors, Inc. is committed to its consistent and repeatable investment process, combining time-tested stock selection strategies with a highly disciplined, team-managed approach, and to superior service to shareholders.

Supplemental Information

Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction.

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Neil J. Hennessy
https://profnet.prnewswire.com/Subscriber/ExpertProfile.aspx?ei=100270

CONTACT: Tania Kelley, Hennessy Advisors, Inc., 800-966-4354, or Melissa Murphy, SunStar Strategic, 703-894-8393